Exhibit 10.1

March 18, 2008

Matthew M. Loar
[Address]

Re:	Offer of Employment at Neurobiological Technologies, Inc.

Dear Matt:

It is my pleasure to offer you a position with Neurobiological Technologies, Inc (“NTI”) as Vice President and Chief Financial Officer, reporting to me in my capacity as President and CEO, subject to your acceptance of the terms of this offer letter. You will be based at our company headquarters in Emeryville, California. As we have discussed, our intention is for you to begin work with NTI on April 1, 2008 (the “Commencement Date”). However, we agree that during the first 30 days of employment, you may devote up to 50% of your time to complete already existing professional commitments outside of NTI. Starting May 1, you will serve as a full-time employee.

Starting on the Commencement Date, you will receive an initial annual base salary of $275,000, payable twice a month in accordance with NTI’s customary payroll practices. Additionally, you will receive a one-time signing bonus of $25,000, which will be paid in May 2008 after you start employment on a full-time basis. You will also be eligible for an annual cash bonus at a level generally consistent with similarly situated officers of the Company. For 2008, your target bonus amount is expected to be 25% of your annual base salary (pro rated for the partial year). The actual bonus amount paid in any given year will be determined by the Compensation Committee in its discretion and will be dependent upon the satisfaction of individual and Company goals established annually.

Subject to your commencement of employment you will receive an option to purchase up to 225,000 shares of Company common stock at a price per share equal to 100% of the fair market value of the underlying stock on the date of grant. This grant will vest with respect to one-eighth of the underlying shares six months from the grant date and then with respect to the remaining shares monthly over the next 42 months so that the option is fully vested on the fourth anniversary of the grant date. The option will be treated as an incentive stock option to the extent permitted under Section 422 of the Internal Revenue Code and will be subject to the terms and conditions of the Company’s 2003 Equity Incentive Plan (the “Plan”). Due to limited share reserves under the Plan, we may grant part or all of the award outside of the plan as an “inducement” grant, in which case the option will be governed by the terms of the Plan as if granted under the Plan and the option will be treated as non-qualified. You will also be eligible for annual equity awards to be granted by the Compensation Committee, subject to individual and overall Company performance.

Should your employment with NTI be terminated by the Company without “cause” (defined below) within 18 months from the Commencement Date, you will be eligible to receive severance pay in an amount equal to six months of your then-current base salary. The severance payment will conditioned upon your execution and delivery of a broad general release in favor of the Company and its affiliates and agents; the severance payment will be due upon the effectiveness of such release. For purposes of this agreement, “cause” shall be deemed to be present if your employment is terminated for any of the following reasons:

(i) your refusal to comply with a lawful instruction of the Board or the CEO so long as the instruction is consistent with the scope and responsibilities of your position;

(ii) your material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company or the Board of Directors;

(iii) your material breach of this agreement or the Employee Nondisclosure and Proprietary Information Agreement (referenced below);

(iv) gross incompetence in performing your job functions;

(v) your commission of, or participation in, a fraud or act of dishonesty against the Company; or

(vi) your conviction of, or the entering of a guilty plea or plea of “no contest” with respect to, any crime involving fraud, dishonesty or an act of moral turpitude, in each case as determined by a majority of the Company’s Board of Directors.

You will be eligible to participate in our standard benefits programs available to similarly situated employees of NTI, in accordance with individual plan requirements. Currently, we provide paid medical and dental insurance at no cost to employees, a vision plan, short-term/long-term disability insurance, life insurance, 401(k) Plan and employee stock purchase plan. We may change our benefits in the future and we can make no representations regarding the availability or type of future benefits. You will receive seven days paid sick leave per year and will initially begin accruing vacation under the Company’s existing policies (15 working days per year, subject to an accrual cap of 30 days) starting on the Commencement Date. The number of holiday closures may vary; this year there are thirteen. Additionally, to accommodate your already existing summer vacation plans, we have agreed that you will have a credit of 15 days of vacation immediately upon the Commencement Date, most of which will be used over the summer.

While we are pleased to make you this offer, we cannot make any representation regarding the duration of your employment with NTI. Please understand that your employment with NTI will be “at-will.” This means that either you or NTI may terminate your employment at any time, with or without notice, and with or without cause.

Federal law requires that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you do not provide this documentation to NTI within three days of beginning your employment, NTI will be required to end your employment immediately, in which case you will not be entitled to any severance pay. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact Director of Administration and HR, Maureen Wesley at 510.595.6009 (wesleym@ntii.com). We will also conduct a routine background check. To the extent that the background check reveals any facts that are of reasonable concern to us, we may elect to terminate your employment (if the concern is substantiated) without severance pay.

To enable NTI to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign NTI’s standard form of “Employee Nondisclosure and Proprietary Information Agreement.” A copy of this agreement is enclosed for your review. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that NTI does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

This letter contains our complete understanding and agreement regarding the terms of your employment by NTI. There are no other, different or prior agreements or understandings on this or related subjects, except for the Employee Nondisclosure and Proprietary Information Agreement. Changes to the terms of your employment can be made only in a writing signed by you and the President of NTI, although it is understood that NTI may, from time to time, in its sole discretion, adjust the compensation paid and benefits provided to you and its other employees, as well as job titles, duties, responsibilities, assignments and reporting relationships.

Matt, we very much look forward to you joining NTI and expect that you will be a great asset to the company, and particularly the executive team. Please indicate your acceptance of this offer by signing both copies of this letter where indicated and returning them to my attention at your earliest convenience. We will follow up by sending you a fully executed original of the agreement for your files.

Sincerely,

/s/ Paul E. Freiman Paul E. Freiman President and Chief Executive Officer

Enclosure

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Neurobiological Technologies, Inc. on the terms described in this letter.

Signature:	/s/ Matthew M. Loar

Date:	March 20, 2008